Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA

On June 17, 2014, Envision Healthcare Holdings, Inc. (the “Company” or “Envision Healthcare”) acquired the stock of Phoenix Physicians, LLC and affiliates (“Phoenix Physicians”) for a total purchase price of $169.5 million paid in cash.

The following table sets forth the unaudited pro forma condensed combined statement of operations, including unaudited pro forma adjustments (the “Pro Forma Statement of Operations”), giving effect to the Company’s acquisition of Phoenix Physicians.  The unaudited pro forma condensed combined statement of operations gives effect to the Phoenix Physicians acquisition as if the acquisition had been completed as of the beginning of the period presented.

The Pro Forma Statement of Operations should be read in conjunction with the notes thereto and the historical combined financial statements of Phoenix Physicians, including the notes thereto, which were filed as exhibits to Envision Healthcare’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on August 28, 2014, as well as in conjunction with Envision Healthcare’s historical consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2014.

The Pro Forma Statement of Operations is based upon the historical financial statements of the Company and Phoenix Physicians and certain adjustments which the Company believes are reasonable to give effect to the Phoenix Physicians acquisition. These adjustments are based upon currently available information and certain assumptions, and therefore the actual adjustments will likely differ from the pro forma adjustments. The pro forma financial data included herein was prepared using the acquisition method of accounting for the business combination. The fair value amounts assigned to the identifiable assets acquired and liabilities assumed are considered preliminary at this time. However, the Company believes that the preliminary determination of the fair value of acquired assets and assumed liabilities and other related assumptions utilized in preparing the Pro Forma Statement of Operations provides a reasonable basis for presenting the pro forma effects of the Phoenix Physicians acquisition.

The unaudited pro forma condensed combined statement of operations is for informational purposes only and does not purport to reflect the results of operations that would have occurred if the Phoenix Physicians acquisition had been consummated on January 1, 2014; nor does it purport to represent or be indicative of the results of operations of the Company for any future dates or periods.

The historical combined statement of operations of Phoenix Physicians presented herein represents the results of operations for Phoenix Physicians for the twenty-four week period ended June 16, 2014.  Results of operations for Phoenix Physicians since June 17, 2014 are included in the historical results of operations of Envision Healthcare for the year ended December 31, 2014.

Envision Healthcare Holdings, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2014

(in thousands, except share and per share amounts)

	Historical
	Envision	Phoenix	Pro forma		Pro forma
	Healthcare	Physicians	Adjustments		Combined
Net revenue	$4,397,644	$60,783	$—		$4,458,427
Compensation and benefits	3,156,480	46,860	—		3,203,340
Operating expenses	487,841	4,608	—		492,449
Insurance expense	120,983	1,810	—		122,793
Selling, general and administrative expenses	90,731	1,340	—		92,071
Depreciation and amortization expense	146,155	38	2,113	(a)	148,306
Restructuring charges	6,968	—	—		6,968
Income from operations	388,486	6,127	(2,113)		392,500
Interest income from restricted assets	1,135	—	—		1,135
Interest expense, net	(110,505)	(51)	—		(110,556)
Realized gains (losses) on investments	371	—	—		371
Other income (expense), net	(3,980)	(4,836)	4,727	(b)	(4,089)
Loss on early debt extinguishment	(66,397)	—	—		(66,397)
Income (loss) before income taxes and equity in earnings of unconsolidated subsidiary	209,110	1,240	2,614		212,964
Income tax benefit (expense)	(89,498)	—	(1,650	)(c)	(91,148)
Income (loss) before equity in earnings of unconsolidated subsidiary	119,612	1,240	964		121,816
Equity in earnings of unconsolidated subsidiary	254	—	—		254
Net income (loss)	119,866	1,240	964		122,070
Less: Net loss attributable to noncontrolling interest	5,642	—	—		5,642
Net income (loss) attributable to Envision Healthcare Holdings, Inc.	$125,508	$1,240	$964		$127,712

Net income (loss) per share attributable to Envision Healthcare Holdings, Inc.:
Basic	$0.69	$—	$—		$0.70
Diluted	$0.66	$—	$—		$0.67

Weighted-average common shares outstanding:
Basic	182,019,732	—	—		182,019,732
Diluted	189,921,434	—	—		189,921,434

See Notes to Unaudited Pro Forma Condensed Combined Financial Data.

Envision Healthcare Holdings, Inc.

Notes to Unaudited Pro Forma Condensed Combined Financial Data

(a)         Represents the incremental amortization expense of $2.1 million for the year ended December 31, 2014, as a result of the allocation of purchase price to certain amortizable assets, specifically contract values, with useful lives of 12.5 years.

The purchase price allocation for this acquisition is considered preliminary and may change upon completion of the determination of the fair value of assets acquired and liabilities assumed. The following table summarizes the initial purchase price allocation, as of June17, 2014, the date of acquisition (in thousands):

Assets:
Cash	$24,795
Accounts receivable	16,748
Prepaid and other current assets	139
Property, plant, and equipment	92
Acquired intangible assets	57,630
Goodwill	97,200
Total assets	196,604
Liabilities:
Accounts payable	1,073
Accrued liabilities	11,920
Long-term deferred tax liabilities	445
Insurance reserves	13,716
Total liabilities	27,154
Total purchase price	$169,450

(b)         Represents seller expenses related to the Phoenix Physicians acquisition.

(c)          Represents the tax effect of both the historical results of Phoenix Physicians and the pro forma adjustments using the Company’s blended federal and state statutory tax rates.